Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 29, 2004, in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-109217) and related Prospectus of Kinetic Concepts, Inc. for the Registration of $205,000,000 of Kinetic Concepts, Inc. Senior Subordinated Notes due 2013.

/s/ Ernst & Young LLP

San Antonio, Texas

February 9, 2004